Exhibit 99.1

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Corporation Announces Planned Senior Subordinated Note Offering

Boston, Massachusetts—November 3, 2003—American Tower Corporation (NYSE: AMT) today announced that it is seeking to issue approximately $350.0 million of senior subordinated notes due 2011 of American Towers, Inc., its wholly owned subsidiary, in an institutional private placement. The company expects to use the net proceeds to repay indebtedness under its credit facilities and is currently seeking an amendment to its credit facilities to permit the issuance of the notes. Subject to market conditions, the closing of the offering is expected to be in mid-November, and is contingent on the consent of the lenders under the credit facilities.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

This press release contains “forward-looking statements” regarding the Company’s ability to complete this private placement, including obtaining the consent of the lenders under the credit facilities. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally for the securities of telecommunications companies and for the Company’s securities in particular.

# # #